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                      SPECTRUM HOLOBYTE, INC.
          CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES
                AND PRIVILEGES OF SERIES B PREFERRED STOCK

     The undersigned, Stephen Race, does hereby certify:

     1. That he is the duly elected and acting President and Chief Executive Officer of Spectrum HoloByte, Inc., a Delaware corporation (the "Corporation").

     2. That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, said Board of Directors on May 8, 1996 adopted the following resolution creating a series of 750,000 shares of Preferred Stock designated as Series B Preferred
Stock:

     "RESOLVED, that pursuant to the authority vested in the Board of Directors of the corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock, $0.001 par value, of the Corporation, to be designated "Series B Preferred Stock," initially consisting of 750,000 shares and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series B Preferred Stock are not stated and expressed in the Certificate of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein):

     Section 1.     Designation and Amount.  The shares of such series shall be
                     ---------------------
designated as "Series B Preferred Stock," $0.001 par value, and the number of shares constituting such series shall be 750,000.

     Section 2.     Dividends.
                    ---------

          (a) After all dividends payable with respect to the Series A Preferred Stock have been declared and paid in full, the holders of the Series B Preferred Stock shall be entitled to receive dividends, prior and in preference to any dividend on Common Stock, at the rate per share of Series B Preferred Stock, per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares) as determined by the Board of Directors from time to time whenever funds are legally available and when and if declared by the Board of Directors. The dividends shall be non-cumulative and non-accruing and shall in all respects be subordinated to the rights of the holders of Series A Preferred.

     Section 3.     Liquidation Preference.
                    ----------------------

          (a) The liquidation preference of the Series B Preferred Stock specified herein shall in all respects be subordinated to the liquidation preference of the Series A Preferred Stock.



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Subject to the foregoing, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof, the amount of $8.00 per share then held by them (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on each such share. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders and the holders of any other class or series of preferred stock ranking on a parity with or senior to the Series B Preferred Stock of the full preferential amounts due to such holders, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock and the holders of any other such class or series of preferred stock in proportion to, and respecting the stated priority among such series with respect to the preferential amount each such holder is otherwise entitled to receive.

          (b) After payment has been made to the holders of the Series A Preferred Stock as provided in the Corporation's Certificate of Incorporation and, if applicable, to the Series B Preferred as provided herein, and the holders of any other class or series of preferred stock of the full amounts to which they shall be entitled as provided in Section 3(a), the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of Common Stock in proportion to the shares of Common Stock then held by each.

          (c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall be treated as provided for in the Certificate of Incorporation.

     Section 4.     Voting Rights.  The holder of each share of Series B
                    -------------
Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly required by law), voting together as a single class. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

     Section 5.     Conversion Rights. The holders of the Series B Preferred
                    -----------------
Stock shall have conversion rights as follows:

          (a)  Right to Convert: Each share of the Series B Preferred Stock
               ----------------
shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such shares, into one fully paid and nonassessable share of Common Stock (the "Series B Conversion Rate"), subject to adjustment as hereinafter provided.

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          (b)  Automatic Conversion.  Each share of Series B Preferred Stock
               --------------------
shall automatically be converted into shares of Common Stock at the then-effective Series B Conversion Rate upon the affirmative vote or written consent of holders of not less than a majority of the shares of Series B Preferred Stock outstanding at such time.

          (c)  Mechanics of Conversion.  Unless waived or modified by the
               ------------------------
Corporation, before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d)  Adjustments to Conversion Prices for Combinations or
               -----------------------------------------------------
Subdivisions of Common Stock.  In the event that this Corporation at any time
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or from time to time after the date of filing of this Designation shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series B Conversion Rate in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately and equitably decreased or increased, as appropriate.

          (e)  Fractional Shares.  No fractional shares shall be issued upon
               -----------------
the conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

          (f)  Adjustments.  Subject to the provisions of Section 6 below, in
               -----------
case of any reorganization or any reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation or corporations, or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Series B

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Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series B Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization, reclassification, consolidation, merger or conveyance, and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of such Series B Preferred Stock.

     Section 6.     Merger, Consolidation.  At any time, in the event of a
                    ----------------------
"Merger" (as defined in Section 7, Article IV of the Certificate of Incorporation, then the holders of the Series B Preferred Stock, the holders of any other class or series of preferred stock hereafter created and issued and the holders of Common Stock shall be paid in cash or in securities received from the acquiring corporation or in a combination thereof, at the closing of any such transaction, amounts per share equal to the amounts per share which would be payable to such holders pursuant to Section 3 if all consideration received by the Corporation and its stockholders in connection with such event were being available distributed in a liquidation of the Corporation; provided however, that if upon the occurrence of such event, the
             ----------------
assets and funds thus available for distribution among the holders of the Series B Preferred Stock and the holders of any other class or series of preferred stock ranking on a parity with or senior to the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts due to them pursuant to Section 3 above, then, if any assets remain available for distribution after full distribution to the Series A Preferred Stock pursuant to the Certificate of Incorporation, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock and the holders of any other such class or series of preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

     Section 7.     No Reissuance of Preferred Stock.  No share or shares of
                    ---------------------------------
Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

     RESOLVED FURTHER, that an authorized officer of this corporation be, and he hereby is, authorized and directed to prepare and file a Certificate of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as he may deem necessary or appropriate to carry out the intent of the foregoing resolution."

     3. That the authorized number of shares of Series B Preferred Stock of the Corporation is 2,000,000 and that no such Series B Preferred Stock has been issued.

                                      -4-

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     I further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Designation are true and correct of my own knowledge.

     Executed at Alameda, California on June 21, 1996.

                    /s/  Stephen Race
                    ----------------------------------------------------
                    Stephen Race, President and Chief Executive Officer






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